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                                                                   EXHIBIT 4.1.7

                   CONSULTANTS AND ADVISORS COMPENSATION PLAN
            CONFIDENTIALITY AGREEMENT AND GRANT OF OPTIONS AND SHARES

                  THIS AGREEMENT is executed as of this 2nd day of November, 2001, by and between DIGITAL DESCRIPTOR SYSTEMS, INC., a Delaware corporation (the "Company"), and Ken Blessing ("the Consultant", which shall include "Advisors").

                                    RECITALS

                  The Company desires to retain the Consultant, and the Consultant desires to offer services to the Company, on the terms and conditions set forth herein.

                  The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which the Consultant offers services to the Company.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and the Consultant,

                  IT IS HEREBY AGREED AS FOLLOWS:

                                    ARTICLE I
                                   ENGAGEMENT


                  1.1 Term of Engagement. The Consultant shall perform advisory and consulting services for the Company, for the period commencing on the date hereof and ending on May 2, 2002, subject to earlier termination as hereinafter set forth in Article III (the "Engagement").

                  1.2 Consulting Duties. The Consultant shall furnish consulting and advisory services concerning advise regarding Compu-Capture Enterprise System and such matters related to the business of the Company as may from time-to-time be requested by the Company, including, without limitation, administration, marketing, sales and new product and service development.

                  1.3 Independent Contractor Status.

                           (a) Each party shall remain solely responsible and
liable for compliance with all local, state and federal laws and regulations including, without limitation, federal and state securities laws.

                           (b) Neither party shall have any liability or
obligation of any kind for claims brought upon the other as a result of either party carrying out the terms of this Agreement. Furthermore, the Consultant agrees and acknowledges that he or she shall have no right to unemployment compensation by virtue of the independent contractor relationship created hereunder.
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                           (c) The parties hereto acknowledge that their
relationship shall be that of an independent contractor rather than that of employee, agent, partnership, or a joint venture. Each party shall report payments hereunder to all governmental agencies as that of an independent contractor with the Company reporting amounts paid to Consultant on Form 1099-MISC (or successor form thereto) and in no event shall Company treat or report amounts paid to Consultant as amounts paid to an employee. Neither the Company nor the Consultant shall in any way become obligated for the debts or expenses of the other, unless otherwise agreed in writing. The Consultant shall not have authority to bind the Company or otherwise execute any document on behalf of the Company, nor shall the Consultant hold itself out to the public or any third party as possessing such authority.


                                   ARTICLE II

                                  COMPENSATION

                  2.1 Fee. The Company shall pay the Consultant compensation shares of the Company's common stock or options totaling 25,000 shares. The Consultant shall not receive any further compensation, nor shall the Consultant be eligible to participate in any employee benefit or welfare plans adopted or sponsored by the Company. The Consultant shall submit to the Company itemized monthly invoices which shall be due at net within 30 days of invoice date. The Company shall reimburse the Consultant for documented expenses paid by the Consultant which were preapproved in writing.


                                   ARTICLE III

                                   TERMINATION

                  3.1 Right to Terminate. The Company and the Consultants may terminate the Engagement and all of the Company's obligations under this Agreement at any time and for any reason.

                  3.2 Rights Upon Termination. If the Engagement is terminated the Consultant shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Fee with respect to the period prior to the effective date of termination, and (ii) reimbursement of expenses to which the Consultant is entitled.

                  3.3 Continuing Obligation. The Consultant shall continue, after termination, to be bound by the terms of Article IV below and State and Federal Trading regulations on non-public information.

                                   ARTICLE IV

                                 CONFIDENTIALITY

                  4.1 Confidential and Non-Public Information; Intellectual Property.
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                           (a) Confidential Information. The Consultant will
acquire information of a confidential nature relating to the operation, finances, business relationships and trade secrets of the Company, including, but not limited to non-public information concerning the Company's financial and business prospects. During Engagement and for a period of two years following termination thereof, within the geographical area in which such use, publication or disclosure could harm the Company's existing or potential business interests, the Consultant will not use (except for use in the course of the Consultant's authorized Engagement with the Company), publish, disclose or authorize anyone else to use, publish or disclose, without the prior written consent of the Company, any confidential and non-public information pertaining to the Company or its affiliated entities, including, without limitation, any information relating to existing or potential business, customers, trade or industrial practices, plans, costs, processes, technical or engineering data, or trade secrets, and financial information; provided, however, that following termination of the Engagement, the Consultant shall be prohibited from ever using, publishing, disclosing or authorizing anyone else to use, publish or disclose, any confidential information which constitutes a trade secret under applicable law. The Consultant shall not remove or retain any figures, calculations, formulae, letters, papers, software, abstracts, summaries, drawings, blueprints, diskettes or any other material, or copies thereof, which contain or embody any confidential information of the Company, except for use in the course of the Consultant's regular authorized duties on behalf of the Company. The foregoing notwithstanding, the Consultant has no obligation to refrain from using, publishing or disclosing any such confidential information which is or hereafter shall become available to the public otherwise than by use, publication or disclosure by the Consultant. This prohibition also does not prohibit the Consultant's use of general skills and know-how acquired during and prior to the Engagement, as long as such use does not involve the use, publication or disclosure of the Company's confidential information.

                  4.2 Return of Documents. Immediately upon termination of the Engagement, the Consultant will return to the Company, and so certify in writing to the Company, all the Company's papers, documents and things, including information stored for use in or with computers and software applicable to the Company's business (and all copies thereof), which are in the Consultant's possession or under the Consultant's control, regardless whether such papers, documents or things contain confidential information or trade secrets.

                  4.3 Equitable Relief. The Consultant acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and to recover from the Consultant the Company's costs (including without limitation reasonable attorneys' fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity or by statute.

                                    ARTICLE V

                               GENERAL PROVISIONS

                  5.1 Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):
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                            (a)     If to the Company:

                                    Digital Descriptors Systems, Inc.
                                    446 Lincoln Highway
                                    Fairless Hills, PA  19030
                                    Attn:   Garrett U. Cohn, President


                           (b)      If to the Consultant:

                                    Ken Blessing      ______
                                    ImageVision.Net____
                                    5010 Ritter Road, Suite 101_
                                    Mechanicsburg, PA  17055__


Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

                  5.2 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof.

                  5.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

                  5.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by the Consultant, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

                  5.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

                  5.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.
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                  5.7 Governing Law; Construction. This Agreement shall be
governed by the internal laws of the Commonwealth of Pennsylvania, without regard to any rules of construction concerning the draftsman hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.



                                               COMPANY:

                                               DIGITAL DESCRIPTOR SYSTEMS, INC.
                                               ---------------------------------


                                               By:
                                                  ------------------------------
                                                    Garrett U. Cohn, President



                                               CONSULTANT:

                                               ---------------------------------
                                               Ken Blessing